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                                                                  EXHIBIT 10.29


                          AMENDMENT DATED JULY 18, 2006
                             TO EMPLOYMENT AGREEMENT

         The AMENDED AND RESTATED EMPLOYMENT AGREEMENT dated JULY 20, 2005 between PALL CORPORATION, a New York Corporation (the "Company") and ERIC KRASNOFF ("Executive") as amended by Amendment dated May 3, 2006 (said Amended and Restated Employment Agreement as so amended being hereinafter called the "Agreement") is hereby further amended as follows:

         1. Section 6(f)(v) of the Agreement is hereby amended to read in its entirety as follows:

                  (v) At the Company's option, the coverages and benefits to be provided hereunder may be provided through insurance, or by the Company directly paying, or reimbursing Executive or any of his Dependents for his or her payment of, expenses covered under this Section 6 (f). Notwithstanding the foregoing, during any period after the end of the Term of Employment in which any payments otherwise required to be made to Executive or for his benefit must be delayed pursuant to Section 7(a) hereof, the coverages and benefits to be provided under this clause (v) shall be provided only by the Company reimbursing Executive or any of his Dependents for his or her payment of expenses covered under this Section 6 (f).

         2. Section 7(a) of the Agreement is hereby amended to read in its entirety as follows:

                  (a) Delay in Payment. Notwithstanding any provision in this Agreement to the contrary, any payment otherwise required to be made hereunder to Executive or for his benefit at any date (including without limitation any reimbursement required to be paid to Executive or to any of his Dependents pursuant to Section 6(f)(v) hereof) shall be delayed for such period of time as may be necessary to meet the requirements of section 409A(a)(2)(B)(i) of the Code. On the earliest date on which any payments so delayed can be made without violating the requirements of section 409A(a)(2)(B)(i) of the Code (the "Delayed Payment Date"), there shall be paid to Executive (or if Executive has died, to "Executive's Successor") (as the quoted term is defined in
         Section 6 (a) hereof), in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence, plus interest thereon at the Delayed Payment Interest Rate (as defined below) computed from the date on which each such delayed payment otherwise would have been made to Executive until the Delayed Payment Date. For purposes of the foregoing, the "Delayed Payment Interest Rate" shall mean the national average annual rate of interest payable on jumbo six month bank certificates of deposit, as quoted in the business section of the most recently published Sunday edition of the New York Times preceding the date on which the Term of Employment ends or, if earlier, the date as of which Executive is treated as having incurred a "separation from service" for purposes of section 409A(a)(2)(B)(i).


                                    PALL CORPORATION


                                    By: /s/ MARCUS WILSON
                                            ---------------------------------
                                            Marcus Wilson,
                                            President


                                    EXECUTIVE


                                    /s/ ERIC KRASNOFF
                                        -------------------------------------
                                        Eric Krasnoff